Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Portage Biotech Inc. on Form F-3 (File No. 333-253468) of our report dated July 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Portage Biotech Inc. as of March 31, 2023 and 2022 and for the years ended March 31, 2023, 2022 and 2021, which report is included in this Annual Report on Form 20-F of Portage Biotech Inc. for the year ended March 31, 2023.

/s/ Marcum LLP

Marcum LLP

Melville, NY

July 31, 2023